Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES FIRST QUARTER 2011 RESULTS

Ocala, FL…June 3, 2011— Today Nobility Homes, Inc. (NASDAQ: NOBH) announced sales and earnings results for its first quarter ended February 5, 2011. Sales for the first quarter 2011 were $3,232,689 as compared to $3,292,874 recorded in the first quarter of 2010. Loss from operations for the first quarter 2011 was $170,996 versus a loss of $411,593 in the same period a year ago. Net loss after taxes was $116,386 as compared to net loss after taxes of $337,345 for the same period last year. Due to the number of repurchased homes the Company has experienced under the finance revenue sharing agreement, the Company has increased the inventory valuation reserve to $461,208 at February 5, 2011 from $402,994 at November 6, 2010 for potential losses associated with the refurbishing and reselling of the repurchased homes. Although the Company has currently not experienced any losses in disposing of the repossessions, the Company is concerned with the number of repossessions in inventory and may choose more aggressive pricing which could lead to some repossessions being sold for a loss. The net loss after taxes of $116,386 for the first quarter 2011 came after deducting $28,200 in non-cash losses for our investment in two retirement community limited partnerships and included a tax benefit of $22,733. Loss for the first quarter 2011 was ($0.03) per share compared to a loss of ($0.08) per share in the same period a year ago.

Nobility’s financial position during for the first quarter 2011 remains strong with cash and cash equivalents, short and long-term investments of $9,249,666 and no outstanding debt. Working capital is $26,730,220 and our ratio of current assets to current liabilities is 20.6:1. Stockholders’ equity is $40,607,312 and the book value per share of common stock is $10.01. The Company did not repurchase any shares of its common stock during the first quarter 2011. The Company’s Board of Directors has authorized the purchase of up to 200,000 shares of the Company’s stock in the open market.

Terry Trexler, President stated, “Sales and operations for the first quarter 2011, continued to be adversely impacted by our country’s economic uncertainty and the low manufactured housing shipments in Florida, plus the overall weakness in Florida and the nation’s housing market. Industry shipments in Florida for the period November 2010 through January 2011 were down approximately 18% from the same period last year. Even though Nobility’s gross profit as a percentage of net sales, selling, general and administrative expenses improved, the Company’s low sales volume made it difficult to report meaningful results for the first quarter 2011. Continued lack of retail and wholesale financing, very high unemployment and home foreclosures, slow sales of existing site-built homes, low consumer confidence and a poor economic outlook for the U.S. and Florida’s economy are just a few of the on-going challenges the Company faced. While the management has not seen decisive improvement in these challenges brought about by the tumultuous events of 2008 and 2009, some slight progress has emerged for the nation’s economy.

Although the overall housing picture, credit market and economy have not improved measurably during the past year and the immediate outlook for the manufactured housing industry in Florida and the nation is uncertain, the long-term demographic trends still favor future growth in the Florida market area we serve. Job formation, immigration growth and migration trends, plus consumers returning to more affordable housing should favor Florida. The Baby Boomer generation began to turn 65 in January 2011 and by 2030 the number of Americans 65 and over is predicted to almost double. This trend coupled with the end of the free spending credit-driven years, Nobility’s 44 years in the Florida market, and consumers’ increased need for more affordable housing should serve the company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country. For the remainder of fiscal 2011, the country must experience a better economy with less uncertainty, improved sales in the existing home market, declining unemployment, continued low interest rates, improving credit markets, increased consumer confidence and more retail financing for the demand of our affordable homes to improve significantly.

Management understands that during this very complex economic environment, maintaining the Company’s strong financial position is vital for future growth and success. Because of the poor business conditions in our market area and the lack of any clarity when today’s economic challenges will improve measurably, the Company will continue to evaluate Prestige’s twelve retail model centers in Florida, along with all expenses within the Company and react in a manner consistent with maintaining our financial position.

The Company invested as a limited partner in two new Florida retirement manufactured home communities in fiscal year 2008. Although these investments will report non-cash losses in the initial fill-up stage, management believes that the new attractive and affordable manufactured home communities for senior citizens will be a growth area for Florida in the future.”

Nobility Homes, Inc. has specialized for 44 years in the design and production of quality, affordable manufactured homes at its plant located in central Florida. With twelve Company retail sales centers, a finance company joint venture, an insurance subsidiary, and an investment in two new affordable retirement manufactured home communities, Nobility is the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 221 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws, including our statement that working capital requirements will be met with internal sources. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Consolidated Balance Sheets

	February 5, 2011	November 6, 2010
	Unaudited

Assets
Current Assets:
Cash and cash equivalents	$6,676,756	$8,225,232
Short-term investments	2,061,792	2,025,812
Accounts and notes receivable	949,904	296,536
Mortgage notes receivable, current	2,301	2,284
Inventories	17,473,393	16,569,403
Income tax receivable	246,900	244,365
Prepaid expenses and other current assets	432,607	230,597
Deferred income taxes	251,966	267,566

Total current assets	28,095,619	27,861,795

Property, plant and equipment, net	3,946,763	3,989,441
Long-term investments	511,118	512,786
Mortgage notes receivable, long term	190,249	190,921
Other investments	5,624,371	5,647,043
Deferred income taxes	1,053,749	1,033,291
Other assets	2,616,378	2,524,952

Total assets	$42,038,247	$41,760,229

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$339,474	$220,635
Accrued compensation	85,050	114,478
Accrued expenses and other current liabilities	435,146	209,787
Deferred revenue, current	4,096	—
Customer deposits	501,633	554,991

Total current liabilities	1,365,399	1,099,891

Deferred revenue, long term	65,536	—
Total liabilities	1,430,935	1,099,891

Commitments and contingent liabilities

Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	10,520,857	10,482,920
Retained earnings	38,986,395	39,102,781
Accumulated other comprehensive income	115,262	89,839
Less treasury stock at cost, 1,308,763 in 2011 and 2010	(9,551,693)	(9,551,693)
Total stockholders’ equity	40,607,312	40,660,338

Total liabilities and stockholders’ equity	$42,038,247	$41,760,229

NOBILITY HOMES, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended
	February 5, 2011	January 30, 2010

Net sales	$3,232,689	$3,292,874

Cost of goods sold	(2,576,434)	(2,673,392)

Gross profit	656,255	619,482

Selling, general and administrative expenses	(827,251)	(1,031,075)

Operating loss	(170,996)	(411,593)

Other income (expense):
Interest income	36,321	67,669
Undistributed earnings in joint venture - Majestic 21	5,528	11,425
Losses from investments in retirement community limited partnerships	(28,200)	(255,224)
Miscellaneous	18,228	18,216

Total other income (loss)	31,877	(157,914)

Loss before provision for income taxes	(139,119)	(569,507)

Income tax benefit	22,733	232,162

Net loss	(116,386)	(337,345)

Other comprehensive income, net of tax:
Unrealized investment gain	25,423	16,646

Comprehensive loss	$(90,963)	$(320,699)

Weighted average number of shares outstanding
Basic	4,056,144	4,056,144
Diluted	4,056,144	4,056,144

Loss per share
Basic	$(0.03)	$(0.08)
Diluted	$(0.03)	$(0.08)